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                                                             File Nos. 333-34179


   As filed with the Securities and Exchange Commission on September 17, 1997
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933             [X]

         Pre -Effective Amendment No. 1                             [X]
                                     -----
         Post-Effective Amendment No.                               [ ]
                                     -----

                               ATLAS ASSETS, INC.
               (Exact Name of Registrant as Specified in Charter)


                                794 Davis Street
                          San Leandro, California 94577
                    (Address of Principal Executive Offices)


       Registrant's Telephone Number, including Area Code: (510) 297-7444


                                 Steven J. Gray
                               Atlas Assets, Inc.
                                794 Davis Street
                          San Leandro, California 94577
                     (Name and Address of Agent for Service)

                                    Copy to:
                                 Michael Glazer
                      Paul, Hastings, Janofsky & Walker LLP
                             555 South Flower Street
                          Los Angeles, California 90071



It is proposed that this filing will become effective on the 30th day after filing pursuant to Rule 488.

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No filing fee is required because an indefinite number of shares of Registrant have previously been registered pursuant to Rule 24f-2 under the Investment Company Act of 1940. Pursuant to Rule 429, this Registration Statement relates to shares previously registered on Form N-1A (File No. 33-20318). The Registrant filed the notice required by Rule 24f-2 for its most recent fiscal period on February 26, 1997.

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                               ATLAS ASSETS, INC.
                              CROSS-REFERENCE SHEET

                           Items Required by Form N-14


PART A     ATLAS U.S. GOVERNMENT AND MORTGAGE SECURITIES FUND

Item No.            Item Caption                  Prospectus Caption

   1.               Beginning of Registration     COVER PAGE OF REGISTRATION
                    Statement and Outside Front   STATEMENT; FRONT COVER PAGE
                    Page of Prospectus            OF PROXY STATEMENT AND
                                                  PROSPECTUS

   2.               Beginning and Outside Back    TABLE OF CONTENTS
                    Cover Page of Prospectus

   3.               Synopsis Information and      SUMMARY; RISK FACTORS
                    Risk Factors

   4.               Information About the         INFORMATION CONCERNING THE
                    Transaction                   MEETING; PROPOSAL TO
                                                  APPROVE AGREEMENT AND PLAN
                                                  OF REORGANIZATION

   5.               Information About the         PROSPECTUS COVER PAGE;
                    Registrant                    INTRODUCTION; SUMMARY;
                                                  BUSINESS OF THE FUNDS;
                                                  AVAILABLE INFORMATION

   6.               Information About the         PROSPECTUS COVER PAGE;
                    Company Being Acquired        INTRODUCTION; SUMMARY;
                                                  BUSINESS OF THE FUNDS;
                                                  AVAILABLE INFORMATION

   7.               Voting Information            PROSPECTUS COVER PAGE;
                                                  NOTICE OF SPECIAL MEETING
                                                  OF SHAREHOLDERS; SUMMARY;
                                                  INFORMATION CONCERNING THE
                                                  MEETING

   8.               Interest of Certain Persons   NONE
                    and Experts

   9.               Additional Information        NOT APPLICABLE
                    Required for Reoffering by
                    Persons Deemed to be
                    Underwriters

   10.              Cover Page                    COVER PAGE OF STATEMENT OF
                                                  ADDITIONAL INFORMATION


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PART B
                                                  Caption in Statement of
Item No.            Item Caption                  Additional Information

   11.              Table of Contents             INCORPORATION OF DOCUMENTS
                                                  BY REFERENCE IN STATEMENT
                                                  OF ADDITIONAL INFORMATION

   12.              Additional Information        INCORPORATION OF DOCUMENTS
                    About the Registrant          BY REFERENCE IN PROSPECTUS
                                                  AND STATEMENT OF ADDITIONAL
                                                  INFORMATION

   13.              Additional Information        INCORPORATION OF DOCUMENTS
                    About the Company Being       BY REFERENCE IN PROSPECTUS
                    Acquired                      AND STATEMENT OF ADDITIONAL
                                                  INFORMATION
   14.              Financial Statements          INCORPORATION OF DOCUMENTS
                                                  BY REFERENCE IN PROSPECTUS
                                                  AND STATEMENT OF ADDITIONAL
                                                  INFORMATION



PART C

Item No.

15-17 Information required to be included in Part C is set forth under the appropriate Item, so numbered, in Part C of this Registration Statement.

                                     - ii -
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                               ATLAS ASSETS, INC.
                              CROSS-REFERENCE SHEET

                           Items Required by Form N-14


PART A            ATLAS NATIONAL MUNICIPAL BOND FUND

Item No.            Item Caption                  Prospectus Caption

   1.               Beginning of Registration     COVER PAGE OF REGISTRATION
                    Statement and Outside Front   STATEMENT; FRONT COVER PAGE
                    Page of Prospectus            OF PROXY STATEMENT AND
                                                  PROSPECTUS

   2.               Beginning and Outside Back    TABLE OF CONTENTS
                    Cover Page of Prospectus

   3.               Synopsis Information and      SUMMARY; RISK FACTORS
                    Risk Factors

   4.               Information About the         INFORMATION CONCERNING THE
                    Transaction                   MEETING; PROPOSAL TO
                                                  APPROVE AGREEMENT AND PLAN
                                                  OF REORGANIZATION

   5.               Information About the         PROSPECTUS COVER PAGE;
                    Registrant                    INTRODUCTION; SUMMARY;
                                                  BUSINESS OF THE FUNDS;
                                                  AVAILABLE INFORMATION

   6.               Information About the         PROSPECTUS COVER PAGE;
                    Company Being Acquired        INTRODUCTION; SUMMARY;
                                                  BUSINESS OF THE FUNDS;
                                                  AVAILABLE INFORMATION


   7.               Voting Information            PROSPECTUS COVER PAGE;
                                                  NOTICE OF SPECIAL MEETING
                                                  OF SHAREHOLDERS; SUMMARY;
                                                  INFORMATION CONCERNING THE
                                                  MEETING

   8.               Interest of Certain Persons   NONE
                    and Experts

   9.               Additional Information        NOT APPLICABLE
                    Required for Reoffering by
                    Persons Deemed to be
                    Underwriters

   10.              Cover Page                    COVER PAGE OF STATEMENT OF
                                                  ADDITIONAL INFORMATION

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PART B
                                                  Caption in Statement of
Item No.            Item Caption                  Additional Information

   11.              Table of Contents             INCORPORATION OF DOCUMENTS
                                                  BY REFERENCE IN STATEMENT
                                                  OF ADDITIONAL INFORMATION

   12.              Additional Information        INCORPORATION OF DOCUMENTS
                    About the Registrant          BY REFERENCE IN PROSPECTUS
                                                  AND STATEMENT OF ADDITIONAL
                                                  INFORMATION

   13.              Additional Information        INCORPORATION OF DOCUMENTS
                    About the Company Being       BY REFERENCE IN PROSPECTUS
                    Acquired                      AND STATEMENT OF ADDITIONAL
                                                  INFORMATION

   14.              Financial Statements          INCORPORATION OF DOCUMENTS
                                                  BY REFERENCE IN PROSPECTUS
                                                  AND STATEMENT OF ADDITIONAL
                                                  INFORMATION


PART C

Item No.

15-17 Information required to be included in Part C is set forth under the appropriate Item, so numbered, in Part C of this Registration Statement.


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                               ATLAS ASSETS, INC.
                              CROSS-REFERENCE SHEET

                           Items Required by Form N-14


PART A            ATLAS CALIFORNIA MUNICIPAL BOND FUND

Item No.            Item Caption                  Prospectus Caption

   1.               Beginning of Registration     COVER PAGE OF REGISTRATION
                    Statement and Outside Front   STATEMENT; FRONT COVER PAGE
                    Page of Prospectus            OF PROXY STATEMENT AND
                                                  PROSPECTUS

   2.               Beginning and Outside Back    TABLE OF CONTENTS
                    Cover Page of Prospectus

   3.               Synopsis Information and      SUMMARY; RISK FACTORS
                    Risk Factors

   4.               Information About the         INFORMATION CONCERNING THE
                    Transaction                   MEETING; PROPOSAL TO
                                                  APPROVE AGREEMENT AND PLAN
                                                  OF REORGANIZATION

   5.               Information About the         PROSPECTUS COVER PAGE;
                    Registrant                    INTRODUCTION; SUMMARY;
                                                  BUSINESS OF THE FUNDS;
                                                  AVAILABLE INFORMATION


   6.               Information About the         PROSPECTUS COVER PAGE;
                    Company Being Acquired        INTRODUCTION; SUMMARY;
                                                  BUSINESS OF THE FUNDS;
                                                  AVAILABLE INFORMATION

   7.               Voting Information            PROSPECTUS COVER PAGE;
                                                  NOTICE OF SPECIAL MEETING
                                                  OF SHAREHOLDERS; SUMMARY;
                                                  INFORMATION CONCERNING THE
                                                  MEETING

   8.               Interest of Certain Persons   NONE
                    and Experts

   9.               Additional Information        NOT APPLICABLE
                    Required for Reoffering by
                    Persons Deemed to be
                    Underwriters

   10.              Cover Page                    COVER PAGE OF STATEMENT OF
                                                  ADDITIONAL INFORMATION


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PART B

                                                  Caption in Statement of
Item No.            Item Caption                  Additional Information

   11.              Table of Contents             INCORPORATION OF DOCUMENTS
                                                  BY REFERENCE IN STATEMENT
                                                  OF ADDITIONAL INFORMATION

   12.              Additional Information        INCORPORATION OF DOCUMENTS
                    About the Registrant          BY REFERENCE IN PROSPECTUS
                                                  AND STATEMENT OF ADDITIONAL
                                                  INFORMATION

   13.              Additional Information        INCORPORATION OF DOCUMENTS
                    About the Company Being       BY REFERENCE IN PROSPECTUS
                    Acquired                      AND STATEMENT OF ADDITIONAL
                                                  INFORMATION

   14.              Financial Statements          INCORPORATION OF DOCUMENTS
                                                  BY REFERENCE IN PROSPECTUS
                                                  AND STATEMENT OF ADDITIONAL
                                                  INFORMATION


PART C

Item No.

15-17 Information required to be included in Part C is set forth under the appropriate Item, so numbered, in Part C of this Registration Statement.

                                     - ii -
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        PART A - ATLAS U.S. GOVERNMENT AND MORTGAGE SECURITIES FUND, ATLAS
NATIONAL MUNICIPAL BOND FUND AND ATLAS CALIFORNIA MUNICIPAL BOND FUND, AND

        PART B - ATLAS ASSETS, INC

        Incorporated by reference to the Registrant's Registration Statement on Form N-14, as filed on August 23, 1997.

                               ATLAS ASSETS, INC.

                        FORM N-14 REGISTRATION STATEMENT

                            PART C: OTHER INFORMATION


Item 15.          INDEMNIFICATION

                  Subsection (B) of Section 2-418 of the General Corporation Law of Maryland empowers a Maryland corporation such as Registrant to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of that corporation or a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding unless he acted in bad faith, or with active and deliberate dishonesty or otherwise as provided in such statute.

                  The Maryland Code provisions also include, inter alia, authority to make advances of expenses pending resolution of the matter, to purchase insurance to cover the corporation and its agents, and a requirement to report instances of indemnification to the corporation's stockholders. In addition, directors and officers may in most cases be protected from the assessment of personal monetary liability in certain legal actions notwithstanding the availability or not of indemnification.

                  Article VII(g) of the Articles of Incorporation of Registrant, as amended, contains indemnification and limitation provisions meant to conform to the above statute and to the provisions of Section 17 of the Investment Company Act of 1940, as amended ("1940 Act") and to 1940 Act Release No. 11330 (September 4, 1980). These provisions will implement "reasonable and fair means" to determine whether indemnification shall be made which include: (1) reference to a final decision on the merits by a court or other body that liability did not occur by reason of disabling conduct, or (2) in the absence of such a decision, a reasonable, factually based decision to the same effect by (a) a vote of a majority of a quorum of directors who are neither "interested persons" of the Registrant (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding, or (b) an independent legal counsel in a written opinion.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, officers and controlling persons by the Registrant's charter and bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such


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indemnification is against public policy as expressed in said Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Series of expenses incurred or paid by a Director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

                  Registrant and the interested Directors and officers of the Registrant have obtained coverage under a Professional Indemnity insurance policy. The terms and conditions of policy coverage conform generally to the standard coverage available to the investment company industry. The coverage was renewed effective March 1996. Similar coverage is afforded the investment adviser and the principal underwriter and their Directors, officers and employees.

                  To the extent permitted by the 1940 Act, the non-interested Directors may be indemnified by the Company with respect to errors and omissions. To the extent not so permitted, Golden West Financial Corporation may so indemnify the non-interested Directors to the extent permitted by Delaware law.

Item 16.          EXHIBITS

         1. Articles of Incorporation for the Registrant, as amended, and including Articles Supplementary are incorporated herein by reference to Exhibits No. 1(a) through 1(n) to Registration Statement No. 33-20318.

         2. Bylaws of Registrant are incorporated herein by reference to Exhibit No. 2 to Registration Statement No. 33-20318.

         3.       None.

         4.       A.       Agreement and Plan of Reorganization between Atlas
                           U.S. Government and Mortgage Securities Fund and
                           Atlas U.S. Government Intermediate Fund is filed herein as Appendix A to the Proxy Statement and Prospectus for those funds.

                  B. Agreement and Plan of Reorganization between Atlas California Municipal Bond Fund and Atlas California Insured Intermediate Fund is filed herein as Appendix A to the Proxy Statement and Prospectus for those funds.


                                       C-2


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                  C.       Agreement and Plan of Reorganization between Atlas
                           National Municipal Bond Fund and Atlas National Insured Intermediate Municipal Fund is filed herein as Appendix A to the Proxy Statement and Prospectus for those funds.

         5.       None

         6. Investment Advisory Agreement dated January 12, 1990, and amended November 1, 1991, between Atlas Advisers, Inc. and Registrant is incorporated herein by reference to Exhibit Nos. 5(a) and (5(b) to Registration Statement No. 33-20318.

         7. Principal Underwriting Agreement dated January 12, 1990 between Atlas Securities, Inc. and Registrant is incorporated herein by reference to Exhibit No. 6 to Registration Statement No. 33-20318.

         8.       Not applicable.

         9. Custodian Contract between Registrant and Investors Bank and Trust Company is incorporated herein by reference to Exhibit No. 8 to Registration Statement No. 33-20318.

         10. The Distribution Plan dated January 12, 1990 and the Distribution Plan dated February 18, 1994 for Class B Shares between Atlas Securities, Inc. and the Registrant, and the Atlas Funds Multiple Class Plan adopted on August 11, 1995 pursuant to Rule 18f-3 are incorporated herein by reference to Exhibit Nos. 15(a), 15(b) and 15(c) to Registration Statement No. 33-20318.

         11. Opinion and consent of Paul, Hastings, Janofsky & Walker LLP as to legality of shares (filed herewith).

         12.* Form of opinion and consent of Paul, Hastings, Janofsky & Walker LLP as to tax matters.

         13.      Not applicable.

         14.*     Consent of Independent Auditors.

         15.      Not applicable.

         16.*     Power of Attorney.


* Previously filed on August 23, 1997 with the Registrant's Registration Statement on Form N-14.
                                       C-3

         17. (a) The Atlas Funds Annual Report to Shareholders for the year ended December 31, 1996 is incorporated herein by reference.

                  (b) The Atlas Funds Semi-Annual Report to Shareholders for the period ended June 30, 1997 is incorporated herein by reference.

                  (c) The Prospectus of the Atlas Funds, dated April 30, 1997, is filed herein as Appendix B to the Proxy Statements and Prospectuses.

                  (d) The Statement of Additional Information of the Atlas Funds, dated April 30, 1997, is incorporated herein by reference.

                  (e) Form of Proxy

Item 17.          UNDERTAKINGS

         (1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the Registration Statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

         (3) The undersigned Registrant agrees to file a Post-Effective Amendment to this Registration Statement under Rule 485(b) under the 1933 Act to include a final opinion of counsel supporting the tax consequences of the proposed reorganization, within a reasonable period of time after the closing of such transactions.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Pre-Effective Amendment No. 1 to the Registrant's Registration Statement on Form N-14 has been signed on behalf of the Registrant by the undersigned, thereunto duly authorized in the City of San Leandro and State of California, on the 15th day of September 1997.


                                                      ATLAS ASSETS, INC.
                                                         (Registrant)



                                              By:  Marion O. Sandler *
                                                   -----------------------------
                                                   Marion O. Sandler
                                                   Chairman, Chief Executive
                                                   Officer and President


         As required by the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and as of the date indicated


Marion O. Sandler *       Chief Executive                  September 15, 1997
----------------------    Officer, President,              ------------------
Marion O. Sandler         and Chairman                            Date


Julius Louis Helvey *     Chief Financial                  September 15, 1997
----------------------    Officer and Group                ------------------
Julius Louis Helvey       Senior Vice President                    Date


/s/ Edward L. Bisgaard    Chief Accounting                 September 15, 1997
----------------------    Officer, Treasurer               ------------------
Edward L. Bisgaard        and Vice President                      Date


Russell W. Kettell *      Director                         September 15, 1997
----------------------                                     ------------------
Russell W. Kettell                                                Date

                              SIGNATURES CONTINUED


Barbara A. Bond *         Director                         September 15, 1997
----------------------                                     ------------------
Barbara A. Bond                                                   Date


Daniel L. Rubinfeld *     Director                         September 15, 1997
----------------------                                     ------------------
Daniel L. Rubinfeld                                               Date


David J. Teece *          Director                         September 15, 1997
----------------------                                     ------------------
David J. Teece                                                    Date




*By /s/Larry E. LaCasse
-----------------------------
Larry E. LaCasse,
Attorney-in-Fact
Pursuant to Power of Attorney
filed herewith.

                                 EXHIBIT INDEX




11.     Opinion and Consent regarding
          legality

12.     Form of Opinion and Consent
          as to tax matters*

14.     Consent of Independent Auditors*

16.     Power of Attorney*

17.(e)  Form of Proxy*


* Previously filed on August 23, 1997 with the Registrant's Registration Statement on N-14.